UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2023

FREYR Battery
(Exact name of registrant as specified in its charter)

Luxembourg	001-40581	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22-24, Boulevard Royal, L-2449 Luxembourg
Grand Duchy of Luxembourg

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: +352 621 727 777

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, without nominal value	FREY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50	FREY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers’ Compensatory Arrangements of Certain Officers.
On November 24, 2023, Olaug Svarva notified the Board of Directors (the “Board”) of FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg (the “Company”), that she will be tendering her resignation as a director of the Company and as a member of its Audit and Risk Committee (the “ARC”). Ms. Svarva was first appointed to the Board on July 9, 2021. Her decision to resign was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices (financial or otherwise). By a resolution of the Board, her resignation became effective on November 24, 2023.
On November 24, 2023, the Board also appointed Jessica Wirth Strine as an independent director of the Company, effective November 24, 2023. In addition, to fill the vacancy on the Board created by Ms. Svarva’s resignation, the Board appointed Jessica Wirth Strine, as a member/chairperson of the ARC effective November 24, 2023. These changes are described in the press release dated November 27, 2023, which is attached hereto as Exhibit 99.1.
Jessica Wirth Strine is the Chief Executive Officer and Managing Partner of Sustainable Governance Partners LLC, an independent corporate advisory firm that she co-founded in 2020. In this capacity, Ms. Strine has served as an external consultant to several public companies on corporate governance, sustainability practices, and investor relations. Prior to founding Sustainable Governance Partners, Ms. Strine served as a Senior Director of Investment Stewardship at The Vanguard Group, from 2018 to 2020. From 2012 to 2017, Ms. Strine was employed by BlackRock, Inc., where she served as an energy sector portfolio manager and director of research within the company’s fundamental active equities business. From 2004 to 2012, Ms. Strine was a sector portfolio manager and equity research analyst at Putnam Investments, where she also co-managed the Global Energy Fund and Global Natural Resources Fund. Prior to this time, from 2001 to 2004, Ms. Strine worked in equity research at Wellington Management Company. Her primary areas of expertise include Investment management, financial analysis, commodities and energy, corporate governance, ESG, and sustainability strategy. Ms. Strine is a graduate of Dartmouth College with a B.A. in Psychological & Brain Sciences, and she holds an M.B.A with a Finance concentration from the Wharton School at the University of Pennsylvania.
The Board believes Ms. Jessica Wirth Strine is qualified to serve on the Company’s Board due to her extensive experience in investment management, financial analysis, corporate governance, ESG, and sustainability strategy.
The Board has determined that Ms. Strine is independent under the New York Stock Exchange’s listing standards and applicable law. There are no arrangements or understandings between Ms. Strine and any other persons pursuant to which Ms. Strine was appointed as a director of the Company. In addition, there are no family relationships between Ms. Strine and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. There are no related party transactions between the Company and Ms. Strine that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Ms. Strine is eligible to receive compensation in accordance with the Company’s standard non-employee director compensation program. A description of the Company’s historical compensatory arrangement for non-employee directors is set forth under the heading “Non-Employee Director Compensation” in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 9, 2022, which may be adjusted by the Board from time to time. The Company expects that Ms. Strine will enter into the Company's standard form of indemnification agreement for its directors and officers.
Furthermore, on November 24, 2023, the Company made certain leadership changes , as further announced in the press release dated November 27, 2023, which is attached hereto as Exhibit 99.2. As a result of these changes, Mr. Jan Arve Haugan, who has been serving as Chief Operating Officer (“COO”), has stepped down as COO effective from November 24, 2023. Mr. Haugan will serve as a special advisor to the Chief Executive Officer until he leaves the Company on February 29, 2024. The COO resigned in accordance with the termination provisions of his employment agreement by mutual consent.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated November 27, 2023, reporting changes to the Board of Directors.
99.2	Press Release, dated November 27, 2023, reporting FREYR Battery’s new organizational structure.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FREYR BATTERY

Date: November 27, 2023	By:	/s/ Are L. Brautaset
	Name:	Are L. Brautaset
	Title:	Chief Legal Officer

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